                                   EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Chaparral Steel Company of our report dated July 14, 1994, included in the 1994 Annual Report to Stockholders of Chaparral Steel Company.

Our audits also included the financial statement schedules of Chaparral Steel Company listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-39626) pertaining to the Chaparral Steel Company Stock Option Plan and in the related Prospectus of our report dated July 14, 1994, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Chaparral Steel Company.





/s/ Ernst and Young LLP
Dallas, Texas
August 23, 1994